THERMON ANNOUNCES EXECUTIVE TRANSITION

SAN MARCOS, Texas, April 1, 2015 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced a transition within its executive management team. Eric Reitler, currently serving as the Company's Vice President, Global Sales & Marketing, will be promoted to Senior Vice President, Global Sales & Marketing, effective April 1, 2015. George Alexander, the Company's Executive Vice President, Global Sales & Marketing, will move into the role of Special Advisor to the Chief Executive Officer, effective April 1, 2015.

Mr. Reitler will assume direct responsibility for the Company's global sales and marketing effort. He will be focused on implementing the Company's strategic plans as well as leading key initiatives to drive revenue growth and increase profitability. Mr. Alexander will shift his focus to assisting the Company in evaluating corporate development opportunities, advising on the implementation of newly acquired entities and will continue to be available to support and advise the sales and marketing team during a transition period.

"On behalf of the board of directors and the Company, I would like to thank George for his contributions and outstanding service throughout his career with Thermon. He has played an integral role in establishing and growing the Company's international operations and he has recruited and developed an exceptional sales and marketing team to succeed him. Eric has been a part of the Thermon team for 16 years and has been training immediately alongside George for the past 18 months in preparation for his new role. We are confident that this is the right time for him to step in and lead the sales and marketing team," said Rodney Bingham, Chief Executive Officer.

Mr. Reitler graduated from Georgia Tech in 1991 with a B.S. in Mechanical Engineering and worked in the power, oil and gas industries prior to joining Thermon in 1998. As a Regional Sales Manager for the Midwest USA region, he was instrumental in substantially growing Thermon's regional market share. In October 2013, Mr. Reitler was promoted to Vice President, Global Sales & Marketing and relocated from Michigan to the San Marcos, Texas area with his family.

"I am honored to have spent the last 44 years with such a great company. I am extremely proud of the many accomplishments of my colleagues around the world and of the global footprint that we have established. I am confident as we pass the reins to Eric that he will help lead the Company to the next level. I am committed to a smooth and successful transition and I believe that the Company is positioned for a bright future," Alexander said.

Mr. Alexander joined Thermon in August 1971 working in the production department and spent time in various senior management roles before accepting the role of Senior Vice President, Eastern Hemisphere in 2005. Mr. Alexander assumed responsibility for the Company's global sales and marketing effort in his current role as Executive Vice President, Global Sales in 2011. Throughout his career, Mr. Alexander has been instrumental in establishing and growing the Company's operations globally. Mr. Alexander anticipates being available in a consulting role after serving as Special Advisor to the President and Chief Executive Officer during a one-year transition period.

Forward Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission on May 30, 2014. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Contact:     Sarah Alexander
(512) 396-5801
Investor.Relations@thermon.com